EXHIBIT 10.149
PROPERTY PER RISK EXCESS OF LOSS
REINSURANCE AGREEMENT
No. RAM Re BSGPX — 2006
EFFECTIVE JANUARY 1, 2006
between
LIBERTY MUTUAL INSURANCE COMPANY
Boston, Massachusetts
(with and on behalf of THE FIRST LIBERTY INSURANCE CORPORATION)
West Des Moines, Iowa
LIBERTY MUTUAL FIRE INSURANCE COMPANY
Boston, Massachusetts
LM INSURANCE CORPORATION
West Des Moines, Iowa
LIBERTY INSURANCE CORPORATION
South Burlington, Vermont
LIBERTY COUNTY MUTUAL INSURANCE COMPANY
Irving, Texas
(for business classified as LMIC Business Solutions Group,)
(hereinafter referred to as the “Company”)
and
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
(herinafter referred to as the “Subscribing Reinsurer”)
Agreement No. RAM Re BSGPX — 2006
PRO06BSG01

PROPERTY PER RISK EXCESS OF LOSS REINSURANCE AGREEMENT No. RAM Re BSGPX — 2006

ARTICLE	CONTENTS	PAGE
	PREAMBLE	1
I	BUSINESS COVERED	1
II	EFFECTIVE DATE AND TERMINATION	2
III	TERRITORY	2
IV	LIMIT AND RETENTION	2
V	ULTIMATE NET LOSS	3
VI	LOSS IN EXCESS OF POLICY LIMITS	4
VII	EXTRA CONTRACTUAL OBLIGATIONS
VIII	DEFINITION OF RISK	4
IX	EXCLUSIONS	4
X	SPECIAL ACCEPTANCE	6
XI	LOSS OCCURRENCE	7
XII	REINSURANCE PREMIUM	8
XIII	REPORTS AND REMITTANCES	8
XIV	LOSS ADJUSTMENT AND SETTLEMENT	9
XV	SALVAGE AND SUBROGATION	9
XVI	ACCESS TO RECORDS	9
XVII	DIVIDENDS AND TAXES	11
XVIII	FEDERAL EXCISE TAX	11
XIX	GOVERNING LAWS	11
XX	CURRENCY	11
XXI	OFFSET	11
XXII	ERRORS OR OMISSIONS	11
XXIII	INSOLVENCY	12
XXIV	MEDIATION	12
XXV	ARBITRATION	13
XXVI	SPECIAL CONDITIONS	15
XXVII	THIRD PARTIES	17
XXVIII	UNAUTHORIZED REINSURANCE	17
XXVIX	SERVICE OF SUIT	18
XXX	CONFIDENTIALITY CLAUSE	19
XXXI	AMENDMENTS	20
XXXII	SEVERABILITY	20
XXXIII	INTEREST PENALTY	20
XXXIV	ASSIGNMENT	21
XXXV	ENTIRE AGREEMENT	21
ATTACHMENTS:
EXHIBIT A — FIRST EXCESS OF LOSS
EXHIBIT B — SECOND EXCESS OF LOSS
APPENDIX A — DEFINITION OF PROFIT CENTERS
INSOLVENCY FUNDS EXCLUSION CLAUSE
POOLS, ASSOCIATIONS AND SYNDICATES EXCLUSION CLAUSE
TOTAL INSURED VALUE EXCLUSION CLAUSE
NUCLEAR INCIDENT EXCLUSION CLAUSE — PHYSICAL DAMAGE — REINSURANCE — U.S.A.
NUCLEAR INCIDENT EXCLUSION CLAUSE — PHYSICAL DAMAGE — REINSURANCE — CANADA
NUCLEAR INCIDENT EXCLUSION CLAUSE — REINSURANCE — NO. 4
TERRORISM EXCLUSION CLAUSE REINSURANCE
Agreement No. RAM Re BSGPX — 2006

PROPERTY PER RISK EXCESS OF LOSS
REINSURANCE AGREEMENT
No. RAM Re BSGPX — 2006
(hereinafter referred to as the “Agreement”)
between
LIBERTY MUTUAL INSURANCE COMPANY
Boston, Massachusetts
(with and on behalf of THE FIRST LIBERTY INSURANCE CORPORATION
West Des Moines, Iowa
LIBERTY MUTUAL FIRE INSURANCE COMPANY
Wausau, Wisconsin
LM INSURANCE CORPORATION
West Des Moines, Iowa
LIBERTY INSURANCE CORPORATION
South Burlington, Vermont
LIBERTY COUNTY MUTUAL INSURANCE COMPANY
Irving, Texas
(for business classified as Business Solutions Group, only)
(hereinafter referred to as the “Company”)
and
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
(herinafter referred to as the “Subscribing Reinsurer”)
ARTICLE 1 — BUSINESS COVERED
A.	The Subscribing Reinsurer shall indemnify the Company on an excess of loss basis in respect of the Company’s Ultimate Net Loss paid or to be paid by the Company as a result of losses occurring during the term of this Agreement, for Policies in force as of January 1, 2006 and new and renewal Policies becoming effective on or after said date, for the Company’s Annual Statement Lines of Business, subject to the terms and conditions contained herein.

B.	This Agreement is solely between the Company and the Subscribing Reinsurer, and nothing contained in this Agreement shall create any obligations or establish any rights against the Subscribing Reinsurer in favor of any person or entity not a party hereto.

C.	The term “Policies” shall mean each of the Company’s binders, policies and Agreements of insurance or reinsurance on business classified by the Company as the Business Solutions Group Profit Center, only, as defined in Appendix A — Definition of Profit Center..

D.	The Annual Statement Lines of Business shall mean the following lines of business written by the Company:

NAIC
CODE:	LINES OF BUSINESS:

01	Fire
02	Allied Lines
03	Farmowners (Section I only)

Agreement No. RAM Re BSGPX — 2006	1.

NAIC
CODE:	LINES OF BUSINESS:
04	Homeowners (Section 1 only)
05	Commercial Multiple Peril (Section 1 only)
06	Mobile Homeowners (Section 1 only)
09	Inland Marine
12	Earthquake
21	Auto Physical Damage (not to include Collision coverage)
25	Plate Glass
26	Burglary and Theft
ARTICLE II — EFFECTIVE DATE AND TERMINATION
A.	This Agreement shall become effective with respect to losses occurring on and after 12:01 a.m., Local Standard Time, January 1, 2006, and shall remain in full force until terminated. Subject to Article XXVI — Special Conditions below, this Agreement may be terminated at the close of any calendar year by either party giving to the other 90 days prior written notice by certified mail of its intention to do so.

B.	During the running of such notice as stipulated in Paragraph A. above, the Subscribing Reinsurer shall participate in business coming within the terms of this Agreement until the date of termination of this Agreement.

C.	Upon termination of this Agreement, the Subscribing Reinsurer shall be liable for the losses occurring prior to the date of termination; however, the Subscribing Reinsurer shall have no liability for losses occurring subsequent to the termination of this Agreement.

D.	If this Agreement shall expire or terminate while a loss covered hereunder is in progress, it is agreed that, subject to the other conditions of this Agreement, the Subscribing Reinsurer shall indemnify the Company as if the entire loss had occurred during the time this Agreement is in force provided the loss covered hereunder started before the date of termination.
ARTICLE 111 — TERRITORY
The territorial limits of this Agreement shall be identical with those of the Company’s Policies.
ARTICLE IV — LIMIT AND RETENTION
A.	The limits and retentions provided under this Agreement are as set forth in Exhibits A and B attached hereto and made a part of this Agreement.

B.	The Company’s retention and the Subscribing Reinsurer’s limit of liability for each Risk, each Loss Occurrence, set forth in Section 1 of Exhibits A and B attached hereto and made part of this Agreement, shall apply irrespective of the number of Policies affected or number of hazards in one policy and regardless of the number of Lines of Business involved.

C.	In the event both a Property and Casualty loss are involved in the same Loss Occurrence, it is understood that the Company shall retain for its own account only the first (the highest respective retention stated in Section 1 of each Exhibit) of the combined Property and Casualty Ultimate Net Loss, provided only one Property risk may be combined in the same Loss Occurrence. Such loss and the Company’s retention thereon shall be apportioned to each Property and Casualty loss in the same proportion that the Company’s Ultimate Net Loss for each such Property and Casualty loss bears to the Company’s combined Ultimate Net Loss from both losses. The Subscribing Reinsurer

Agreement No. RAM Re BSGPX — 2006	2.

shall reimburse the Company for the difference between the Company’s first (respective retention as stated in Section 1 of each Exhibit) Ultimate Net Loss under each Property and Casualty loss and the Company’s pro rated retention on each Property and Casualty loss.

D.	Reinsurance of the Company’s retention, set forth in each Exhibit, shall not be deducted in arriving at the Company’s Ultimate Net Loss herein.
ARTICLE V — ULTIMATE NET LOSS
The term “Ultimate Net Loss” as used in this Agreement shall mean: (1) all amounts paid or due and payable by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal, or payment of claims or judgments arising from each and every loss, and/or Loss Occurrence for which the Company is or may be found liable under the Policies, less salvages and subrogation recoveries and amounts recovered or recoverable under pooling agreements or other reinsurances, whether collectible, or not “Ultimate Net Loss” includes, but is not limited to, the following paid or due and payable amounts: loss adjustment expenses, defense costs, court costs, supersedeas and appeal bond costs, Post or Prejudgment Interest and Delayed Damages, Attorneys Fees and Expenses, Claim-Specific Declaratory Judgment Expenses, a pro rata share of salaries and expenses of the Company’s field employees according to the time occupied in adjusting, defending, and settling such loss, and expenses of all of the Company’s officers and employees incurred in connection with the loss; (except that salaries of officers and employees engaged in general management and located in the home office of the Company and any office expense of the Company shall not be included), and all other costs of investigation or litigation, (2) Extra Contractual Obligations (as defined in the Extra Contractual Obligations Article, and (3) loss in excess of original Policy limits (as described in the Loss in Excess of Original Policy Limits Article).
“Claim-Specific Declaratory Judgment Expenses” shall be defined as fees and expenses incurred in actions brought to determine whether the Company has a defense and/or indemnification obligation for individual claims presented against Policies covered under this Agreement. Any Claim-Specific Declaratory Judgment Expense shall be deemed to have been fully incurred on the same date as the insured’s original loss (if any) giving rise to the action, unless otherwise provided for within this Agreement.
The term “Attorneys’ Fees and Expenses” as used above, means the fees and expenses of attorneys, including the fees and expenses of the Company’s in-house attorneys providing legal advice on coverage questions and/or defending the Company in coverage litigation, and fees and expenses of staff counsel in the defense of policyholder claims. Such Attorneys’ Fees and Expenses for in-house attorneys and staff counsel shall be calculated at the rate for such attorneys plus the expenses incurred by such attorneys, but excluding office expenses of the Company and salaries and expenses of its other employees.
“Post or Prejudgment Interest or Delayed Damages” shall mean interest or damages added to a settlement, verdict, award, or judgment based on the period of time prior to or after the settlement, verdict, award, or Judgment whether or not made part of the settlement, verdict, award, or judgment.
Nothing in this Article shall be construed to mean that losses under this Agreement are not recoverable until the Company’s Ultimate Net Loss has been ascertained. In the event a verdict or judgment is reduced by an appeal or a settlement subsequent to the entry of the judgment, thereby resulting in an ultimate saving on such verdict or judgment, or in the event a judgment is reversed outright, the loss adjustment expense incurred in securing such final reduction or reversal shall be prorated between the Reinsurers and the Company in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original verdict or judgment shall be added to the Ultimate Net Loss. In the event there is no reduction or reversal of a verdict or judgment, the loss adjustment expense incurred in attempting to secure such reduction or reversal shall be added to the Ultimate Net Loss

Agreement No. RAM Re BSGPX — 2006	3.

ARTICLE VI — LOSS IN EXCESS OF POLICY LIMITS
This Agreement shall protect the Company within the limits hereof, for 90% of any Loss in excess of the Company’s original Policy limit where Loss in excess of the limit has been incurred because of a failure by the Company or by a third-party claims administrator to settle within the Policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in defending or prosecuting litigation, including appeals, arbitration, or any alternative dispute resolution or settlement discussions involving any claim.
However, the above paragraph shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a Corporate Officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
With regard to excess of Policy limits, the word “Loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original Policy. The date on which any Loss in excess of the Company’s original Policy limit is incurred by the Company shall be deemed, in all circumstances, to be the date of the original Occurrence, accident, casualty, disaster, loss occurrence or loss, as selected by the Company.
ARTICLE VII — EXTRA CONTRACTUAL OBLIGATIONS
This Agreement shall protect the Company within the limits hereof for 90% of Extra Contractual Obligations. “Extra Contractual Obligations” are defined as those liabilities not covered under any other provision of this Agreement, which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company or by a third party claims administrator to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in defending or prosecuting litigation, including appeals, arbitration, or any alternative dispute resolution or settlement discussions involving any claim.
The date on which any Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original Occurrence, loss occurrence, accident, casualty, disaster, or loss, as selected by the Company.
However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
ARTICLE VIII — DEFINITION OF RISK
The Company warrants or it shall be so deemed that the definition of Risk shall be determined as defined per the Company’s underwriting guidelines which are on file with the Subscribing Reinsurer.
ARTICLE IX — EXCLUSIONS
THIS AGREEMENT DOES NOT COVER:

Agreement No. RAM Re BSGPX — 2006	4.

A.	THE FOLLOWING GENERAL CATEGORIES
1.	Policies issued with a deductible of $250,000 or more, provided this exclusion shall not apply to Policies which customarily provide a percentage deductible on the perils of earthquake or windstorm.

2.	Reinsurance assumed, except intercompany reinsurance.

3.	Ex-gratia Payments.

4.	Loss or damage occasioned by war, invasion, revolution, bombardment, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, martial law, or confiscation by order of any government or public authority, but not excluding loss or damage which would be covered under a standard form of Policy containing a standard war exclusion clause.

5.	Insolvency Funds as per the attached Insolvency Funds Exclusion Clause, which is made part of this Agreement.

6.	Pool, Syndicate and Association business as per the attached Pools, Associations and Syndicates Exclusion Clause, which is made part of this Agreement.

7.	Risks where the Total Insured Value, per risk, exceeds the figure specified as per the attached Total Insured Value Exclusion Clause, which is made part of this Agreement.
B.	THE FOLLOWING CLASSES OF BUSINESS AND TYPES OF RISKS
1.	Mortgage Impairment.

2.	Growing and/or standing crops.

3.	Mortality and Health covering birds, animals or fish.

4.	All onshore and offshore gas and oil drilling rigs.

5.	Petrochemical operations engaged in the production, refining or upgrading of petroleum or petroleum derivatives or natural gas.

6.	Satellites.

7.	All railroad business.

8.	Space and Space related risks.

9.	As respects Inland Marine business:
a.	Registered Mail and Armored Car Policies.

b.	Rolling Stock.

c.	Commercial Negative Film Insurance.

d.	Mining Equipment while underground.

e.	Cargo transported by lake and inland waterway watercraft.

f.	Furrier’s Customers Policies written for a limit greater than $2,000,000.

Agreement No. RAM Re BSGPX — 2006	5.

10.	Overhead and underground transmission and distribution lines other than those within 1000 feet of an insured’s premises; it is understood and agreed that public utilities extension and/or suppliers extension and/or contingent business interruption coverages are not subject to this exclusion provided that these are not part of a transmitter’s or distributor’s Policy.

11.	Entertainment business defined as Feature Film and Major Motion Picture studios, Commercial Negative Film Coverage, Cast Coverage, Completion Bond Coverage, and Television Productions.

12.	Credit and Surety liability

13.	Ocean Marine except pleasure craft

14.	Bridges, dams and tunnels over 50 feet
C.	THE FOLLOWING PERILS
1.	Pollution and Seepage as per the Company’s original Policies and endorsements.

2.	Nuclear Incident Exclusion Clauses which are attached and made part of this Agreement:
a.	Nuclear Incident Exclusion Clause — Physical Damage — Reinsurance — U.S.A.

b.	Nuclear Incident Exclusion Clause — Physical Damage — Reinsurance — Canada.

c.	Nuclear Incident Exclusion Clause — Reinsurance — No. 4.
3.	Terrorism as per the attached Terrorism Exclusion Clause — Reinsurance (Property), which is made part of this Agreement.

4.	Loss, damage or expense of whatsoever nature caused directly or indirectly by any of the following, regardless of any other cause or event contributing concurrently or in any other sequence to the loss:
a.	Nuclear reaction or radiation, or radioactive contamination, however caused.

b.	However, if nuclear reaction or radiation, or radioactive contamination results in fire it is specifically agreed herewith that this Agreement will pay for such fire loss or damage subject to all of the terms, conditions and limitations of this Agreement.

c.	This exclusion shall not apply to loss, damage or expense originating from and occurring at risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Company to be the primary hazard.
D.	The exclusions set forth above in A or B shall not apply if the exposure is incidental to the regular operations of the insured covered thereunder.

E.	Business classified as multi-state business written on behalf of other Profit Centers as defined in Appendix A — Definition of Profit Center.
ARTICLE X — SPECIAL ACCEPTANCE

Agreement No. RAM Re BSGPX — 2006	6.

A.	Risks which are beyond the terms, conditions or limitations of this Agreement may be submitted to each Subscribing Reinsurer identified on the attached Interests and Liabilities Agreement for special acceptance hereunder. Upon receipt of approval from all Subscribing Reinsurers, such acceptance shall bind each Subscribing Reinsurer for its respective share in the interests and liabilities of said risk. A Subscribing Reinsurers’ failure to respond within 2 full business days shall be deemed approval of a risk submitted for special acceptance.

B.	When a risk is specially accepted, such risk shall be covered under the terms and conditions of this Agreement, except as such terms shall be modified by such acceptance. Premiums and losses derived from any special acceptance shall be included with other data for rating purposes of this Agreement. Once a risk has been accepted under the provisions of this Article, it will automatically be Included at renewal unless there have been material changes to the risk, in which case the risk will be resubmitted.
ARTICLE XI — LOSS OCCURRENCE
A.	The term “Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one Loss Occurrence shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term “Loss Occurrence” shall be further defined as follows:
1.	As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2.	As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company, occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

3.	As regards earthquake (the epicentre of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company’s Loss Occurrence.

4.	As regards freeze, only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Company’s Loss Occurrence.
B.	Except for those Loss Occurrences referred to in 1. and 2. above, the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event.

Agreement No. RAM Re BSGPX — 2006	7.

C.	However, as respects those Loss Occurrences referred to in 1. and 2. above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more Loss Occurrences, provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

D.	No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any Loss Occurrence claimed under the 168 hours provision.
ARTICLE XII — REINSURANCE PREMIUM
The rates set forth in Section 3 of the attached Exhibits A and B shall be applied to the Company’s Subject Earned Premium for all classes of Business Covered hereunder, as stated in Paragraph D. of Article I - Business Covered, however the Company’s Subject Earned Premium shall not included multi-state business.
A.	The term “Subject Earned Premium” as used herein is equal to the sum of the Net Premiums Written on the business covered hereunder during the period under consideration, plus the unearned premium reserve as respects premiums in force at the beginning of such period, less the unearned premium reserve as respects premiums in force at the end of the period, said unearned premium is to be calculated on a monthly pro rata basis.

B.	The term “Earned Premium” as used herein shall mean the gross premiums earned on business covered hereunder less returns and cancellations.

C.	The term “Net Premiums Written” shall mean gross premiums written less returns, allowances and reinsurances which inure to the benefit of the Subscribing Reinsurer.

D.	The following percentages have been applied to the Company’s Earned Premium for purposes of calculating the Subject Earned Premium as set forth in Section 3 of the attached Exhibits A and B:

SEP LOB	Percentage
051 — CMPP (Includes BOP @ 65%)	100%
Other CL Property	100%
010 — CL Fire
020 — CL Allied
090 — CL Inland Marine
120 — CL Earthquake
260 — CL B&T
E.	The following percentages of the Company’s indivisible premium shall be allocated to the business covered under this Agreement: 65% Businessowners.
ARTICLE XIII — REPORTS AND REMITTANCES
A.	The Company shall furnish the Subscribing Reinsurer with all necessary data respecting premiums and losses for as long as one of the parties hereto has a claim against the other arising from this Agreement.

Agreement No. RAM Re BSGPX — 2006	8.

B.	Quarterly Deposit Premiums equal to 1/4 of the 100% of Annual Deposit Premium will be remitted on January 15, May 15, August 15 and November 15, according to the schedule below. The Company shall submit finalized accounts to the Subscribing Reinsurer on February 15, of the subsequent year, summarizing the actual subject earned premium for the previous Agreement Year. The difference between the deposit premium and the actual subject earned premium will be settled to/from the Company within 15 days of February 15. However, in no event shall the annual adjusted premium be less than the Annual Minimum Premium for each layer, set forth below:

SEP LOB	Deposit	Minimum	Quarterly
CMPP	$392,738	$314,191	$98,185
Other CL Property	$7,558	$6,046	$1,889

Total	$400,296	$320,237	$100,074
C.	Payment by the Subscribing Reinsurer of its portion of loss and Loss Adjustment Expenses paid by the Company shall be made by the Subscribing Reinsurer to the Company immediately upon reasonable evidence of the amount due or to be deemed being furnished by the Company.
ARTICLE XIV — LOSS ADJUSTMENT AND SETTLEMENT
The Company shall give notice, as soon as practicable, to the Subscribing Reinsurer of any claim that it has reason to believe could involve this Agreement. The Company shall keep the Subscribing Reinsurer informed of significant developments likely to affect the cost of any claim or claims hereunder.
The Company may commence, continue, defend, settle, or withdraw from actions, suits, or prosecutions and, generally, do all such things relating to any claim or loss in which the Subscribing Reinsurer is interested as, in the Company’s judgment, may be beneficial or expedient to the Company and the Subscribing Reinsurer. The Company shall be the sole judge as to what claims are covered under its Policies. All of the Company’s Ultimate Net Loss (and loss occurrences), as well as all loss settlements made and judgments paid by the Company, provided they are within the terms of this Agreement either under the strict conditions of the Company’s Policies or by way of compromise, shall be unconditionally binding upon the Subscribing Reinsurer, who agrees to pay all amounts for which they are liable immediately upon reasonable evidence of the amount due being furnished to the Subscribing Reinsurer by the Company. The true intent of this Agreement is that the Subscribing Reinsurer shall, in every case to which this Agreement applies, follow the settlements of the Company.
ARTICLE XV — SALVAGE AND SUBROGATION
The Reinsurers shall be credited with their share of salvage and/or subrogation in respect of claims and settlements under this Agreement, less their share of recovery expense. Unless the Company and Reinsurers agree to the contrary, the Company shall enforce its right to salvage and/or subrogation and shall prosecute all claims arising out of such right. Should the Company refuse or neglect to enforce this right, the Reinsurers are hereby empowered and authorized to institute appropriate action in the name of the Company.
Amounts recovered from salvage and/or subrogation shall always be used to reimburse the excess Reinsurers (and the Company, should it carry a portion of excess coverage net) in the reverse order of their participation in the loss before being used in any way to reimburse the Company for its primary loss. If the amount recovered exceeds the recovery expense, the recovery expense shall be borne by each party in proportion to its benefit from the recovery. If the recovery expense exceeds the amount recovered, the amount recovered (if any) shall be applied to the reimbursement of recovery expense and the remaining expense, as well as any originally incurred loss expense, shall be added to the Ultimate Net

Agreement No. RAM Re BSGPX — 2006	9.

Loss. If no amount is recovered from salvage and/or subrogation, the expense incurred in attempting such recovery shall be deemed loss expense and shall be added to the Ultimate Net Loss.
ARTICLE XVI — ACCESS TO RECORDS
Except as otherwise provided in this Article, the Subscribing Reinsurer, or its duly authorized representative, may upon reasonable prior written notice to the Company, at Subscribing Reinsurer’s own expense, examine at the offices of the Company, during normal office hours, the Company’s Policy, accounting, underwriting, or claim records and files, or any such additional relevant records and files, as they exist in the Company’s possession or reasonable control, relating to business ceded under this Agreement. The Subscribing Reinsurer’s notice shall reasonably describe the nature of the inspection that it wishes to conduct, the persons conducting the inspection and upon notice of available files from the Company, the files that it wishes to review. Subject to the limitations expressed in this Article, this right of inspection shall survive termination or expiration of this Agreement and shall continue as long as either Party has any rights or obligations under this Agreement.
The Company reserves the right to deny the Subscribing Reinsurer access to records or files concerning any particular claim(s) if the Subscribing Reinsurer has not disputed liability for payment of such claim(s), and payment of such claim(s) is more than ninety (90) days overdue according to the Company’s records. The Company shall, however, prior to an arbitration demand that may be instituted by either party, continue to respond to reasonable specific requests for information and questions raised by the Subscribing Reinsurer concerning such claims; and nothing in this Article shall restrict the right or ability of the Subscribing Reinsurer to seek discovery of relevant information in an arbitration proceeding pursuant to the Arbitration Article of this Agreement.
As a condition precedent to access to records under this Article, the Subscribing Reinsurer, its personnel and any authorized third party representative of the Subscribing Reinsurer shall agree to the provisions of the Confidentiality Article of this Agreement.
The Company reserves the right to withhold any documents from Subscribing Reinsurer (a) concerning Trade Secrets of the Company, (b) subject to the terms of a third party non-disclosure agreement with the Company requiring third party consent to disclosure, (c) subject to the Work Product Privilege or Attorney-Client Privilege or (d) concerning individual private information that as a matter of law cannot be disclosed by the Company (hereinafter referred to in the Agreement as “Privileged Documents”). The Company shall reasonably try to exempt the Reinsurers from any third party non-disclosure agreement or obtain consent from the third party to disclose to the Subscribing Reinsurer.
Notwithstanding the foregoing, the Company shall permit and not object to the Subscribing Reinsurer’s access to Privileged Documents in connection with the underlying claim reinsured hereunder following final settlement or final adjudication of the case or cases involving such claim, with prejudice against all claimants, and all parties to such adjudications; provided that the Company, may defer release of such Privileged Documents if there are subrogation, contribution, or other third party actions with respect to that claim or case, which might jeopardize the Company’s defense by release of such Privileged Documents. In the event that the Company shall seek to defer release of such Privileged Documents, it will in consultation with the Subscribing Reinsurer take other steps as reasonably necessary to provide the Subscribing Reinsurer with the information it reasonably requires to indemnify the Company without causing a loss of such privileges. The Subscribing Reinsurer, however, shall not have access to Privileged Documents relating to any dispute between the Company and the Subscribing Reinsurer.
For purposes of this Article, “Trade Secrets” shall have the meaning provided in Section 1839 of the United States Economic Espionage Act of 1996. “Attorney-Client Privilege” shall mean communications of a confidential nature between a) the Company, or anyone retained or in the control of the Company, or its in-house or outside legal counsel, or anyone in the control of such legal counsel, and b) any in-house or

Agreement No. RAM Re BSGPX — 2006	10.

outside legal counsel which relate to legal advice being sought by the Company and/or which contains legal advice being provided to the Company. “Work Product Privilege” shall mean communications, written materials and tangible things prepared by or for in-house or outside counsel, or prepared by or for the Company, in anticipation of or in connection with litigation, arbitration, or other dispute resolution proceedings.
ARTICLE XVII — DIVIDENDS AND TAXES
In consideration of the terms of this Agreement, the Company shall not claim any deduction in respect of any amount paid as dividends or as reinsurance premium when making tax returns, other than income or profits tax returns to any State or to the District of Columbia.
ARTICLE XVIll — FEDERAL EXCISE TAX
This Article is applicable to any Subscribing Reinsurer who is domiciled outside of the United States of America, except for any Subscribing Reinsurer exempt from Federal Excise Tax. A Subscribing Reinsurer that claims exempt status from Federal Excise Tax shall provide to the Company, upon its request, proof that the exempt status adequately satisfies the demands of the U.S. Internal Revenue Agency and/or other applicable U.S. government authority.
Each Subscribing Reinsurer shall allow the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) for the purpose of paying Federal Excise Tax to the extent such premium is subject to such tax.
In the event of any return of premium, the Subscribing Reinsurer shall deduct the aforesaid percentage from the return premium payable hereon and the Company or its agent shall recover such tax from the United States Government.
ARTICLE XIX — GOVERNING LAW
The validity and interpretation of this Agreement shall be governed by and construed in accordance with the law of the State of New Hampshire.
ARTICLE XX — CURRENCY
Whenever a reference to a monetary currency appears in this Agreement, it shall be construed to mean United States Dollars (“USD”). However, in those cases where the Policies are issued by the Company using Canadian Dollars (“CAD”), it shall mean Canadian Dollars. All payments made by either party shall be made in United States Dollars except that payments made involving Policies issued using Canadian Dollars shall be made in Canadian Dollars.
ARTICLE XXI — OFFSET
Each party to this Agreement together with their successors or assigns shall have and may exercise, at any time, the right to offset any balance(s) due the other (or, if more than one, any other). Such offset may include balances due under this Agreement, and any other agreements between the parties, whether such balances arises from premium, losses, or otherwise, and regardless of the capacity of any party, whether as assuming and/or ceding insurer, under the various reinsurance agreements involved, provided

Agreement No. RAM Re BSGPX — 2006	11.

however, that in the event of insolvency of a party hereto, offsets shall only be allowed in accordance with the provisions of the applicable law, statute, or regulation governing such offset.
ARTICLE XXII — ERRORS AND OMISSIONS
Any inadvertent delay, omission, or error in complying with the terms and conditions of this Agreement shall not be held to relieve either party hereto from any liability, which would attach to it hereunder if such delay, omission, or error had not been made, provided such delay, omission, or error is rectified upon discovery.
ARTICLE XXIII — INSOLVENCY
(If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Agreement, this Article shall apply severally to each such company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company intended to be covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company intended to be covered hereunder, that domiciliary state’s laws shall prevail.)
In the event of the insolvency of the Company, reinsurance under this Agreement shall be payable on demand, with reasonable provision for verification, on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any liquidator, receiver, conservator, or statutory successor of the Company having authority to allow such claims, without diminution because of such insolvency or because such liquidator, receiver, conservator, or statutory successor has failed to pay all or a portion of any claims. Such payments by the Subscribing Reinsurer shall be made directly to the Company or its liquidator, receiver, conservator, or statutory successor, except to the extent Section 4118(a) of the New York Insurance Law applies, or except (a) where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company, or (b) where the Subscribing Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Subscribing Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees.
It is agreed, however, that the liquidator, receiver, conservator, or statutory successor of the insolvent Company shall give written notice to the Subscribing Reinsurer of the pendency of a claim against the insolvent Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the Subscribing Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Subscribing Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit, which may accrue to the Company solely as a result of the defense undertaken by the Subscribing Reinsurer.
Where two or more Reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the insolvent Company.
ARTICLE XXIV — MEDIATION
A.	In the event of any dispute or difference of opinion arising out of or relating to this Agreement, including but not limited to the formation, interpretation, performance or breach of this Agreement, whether such dispute arises before or after the expiration of this Agreement, the Company and the

Agreement No. RAM Re BSGPX — 2006	12.

Subscribing Reinsurer may mutually agree in writing that, prior to proceeding with arbitration, they will submit such dispute or difference of opinion to non-binding mediation which will be held at a location mutually agreed by the parties.

B.	Each party shall submit a list of not more than four (4) potential mediators to the other party within the fourteen (14) days of reaching such mutual agreement. The two parties shall then agree on the appointment on one (1) mediator from the combined lists within seven (7) days. The mediator shall be a neutral, impartial third party, without past employment or directorial relationships with the parties to the mediation. Such mediator shall make full disclosure of all past partisan relationships with either the Company or Subscribing Reinsurer to the parties within seven (7) days of his or her notification that he or she has been selected as a Mediator.

C.	If the Company and the Subscribing Reinsurer cannot agree on a mediator within twenty one (21) days from the date of a mutual agreement to mediate, then arbitration proceedings may commence in accordance with the Arbitration Article.

D.	The mediator will schedule an initial mediation session within thirty (30) days of his or her appointment and will be responsible for the formulation of an agenda to be distributed to the parties involved in the mediation not less than five (5) days before the mediation commences.

E.	The mediator will not have the power of enforcement of any agreement between the parties nor will the mediator have any right to assess any damages, including punitive damages, to either party participating in the mediation.

F.	If, in the opinion of the mediator, the parties cannot resolve the dispute or difference of opinion, Arbitration proceedings may commence in accordance with the Arbitration Article. In any event, the mediation shall conclude within sixty (60) days of its referral to the mediator. Should the mediation not be resolved in sixty (60) days, then arbitration proceedings may commence in accordance with the Arbitration Article.

G.	Each party shall bear the expense of its own representatives and shall jointly and equally bear with the other party the expenses of the mediator and the place of mediation.
ARTICLE XXV — ARBITRATION
A.	Disputes to be Arbitrated. With the exception of any dispute resolution procedures regarding commutation that are otherwise contained in this Agreement and any mutual agreement to initially mediate any dispute pursuant to the Mediation Article, any and all disputes between the Company and any Subscribing Reinsurer or Reinsurers (“Party” individually or “Parties” collectively) arising out of, relating to, or concerning this Agreement, whether sounding in contract or tort and whether arising during or after this Agreement’s formation, or after its termination, including disputes as to whether the Agreement was validly formed or is voidable, shall be submitted to the decision of an arbitration panel (“Panel”). The Panel shall consist of an umpire and two party-appointed arbitrators unless a Party meets the requirements of Paragraph C of this Article and demands arbitration pursuant thereto, in which case the Panel would consist of an umpire only.

B.	Procedures. Except as provided herein, any arbitration shall be based upon the Procedures for the resolution of U.S. Insurance and Reinsurance Disputes, Regular Panel Version, dated April 2004 (the “Procedures”), developed by the Insurance and Reinsurance Dispute Resolution Task Force, subject to the following modifications:
1.	Qualifications of the arbitrators and umpires shall be in accordance with Alternative section 6.2 of the Procedures.

Agreement No. RAM Re BSGPX — 2006	13.

2.	The Parties hereby designate the umpire list maintained by ARIAS (U.S.) as the list to be used in the event that section 6.7(a) of the Procedures is invoked.

3.	Unless otherwise mutually agreed, the members of the Panel shall be impartial and disinterested. The members of the Panel may not be: (1) in the control of any Party or its parent, affiliate, or agent, (2) a former director or officer of any Party or its parent, affiliate, or agent, or (3) a likely witness in the arbitration. The requirement of impartiality means that all members of the Panel shall have the same obligation to approach the Panel’s duties and decisions with fairness and without consideration for the fact that Panel members may have been appointed by one of the Parties. The requirement of impartiality does not mean that any arbitrator can have no previous knowledge of or experience with respect to issues involved in the dispute or disputes.

4.	The first sentence of Section 10.4 of the Procedures shall be replaced by the following sentence: “The Panel shall require that each Party submit concise written statements of position, including summaries of the facts and evidence a Party intends to present, discussion of the applicable law and the basis for the requested Award or denial of relief sought.”

5.	Once the Panel has been constituted, no Party (or anyone acting for a Party) shall have any communications concerning the arbitration or any of the issues before the Panel with any member of the Panel that is not also disclosed to all other Parties and all members of the Panel. Each Panel member shall have a continuing duty to disclose promptly to all Parties and all Panel members any violation of this prohibition and the specifics of any improper communications that occurred. This prohibition shall remain in place until all challenges to any arbitration awards and decisions have been either waived or finally concluded.

6.	Section 11.1 of the Procedures shall be replaced by the following provision: “The Parties may propound discovery seeking disclosure of such information and/or documents relevant to the dispute or necessary for the proper resolution of the dispute.”

7.	Position statements may be amended at any reasonable time, but not later than the close of discovery without a showing to the Panel that the amending Party could not reasonably have raised the new claim or issue at an earlier time.

8.	The Panel shall hold an evidentiary hearing, if one is necessary, within one year of the arbitration demand, unless the Parties otherwise agree. Should a Party seek a reasonable extension to this time frame for good cause shown, the other Party’s agreement shall not be unreasonably withheld.

9.	To the extent permitted by the law, the Panel shall have the authority to issue subpoenas and other orders to enforce its decisions.

10.	The Panel may award reasonable attorneys’ fees and arbitration costs to the prevailing Party, as determined by the Panel.

11.	Section 14.3 of the Procedures shall be replaced by the following provision: “The Panel shall make a decision and issue an award with regard to the terms expressed in this Agreement, and the custom and practice of the property and casualty insurance and reinsurance business. The Panel shall not be obligated to follow the strict rules of law and evidence.”

Agreement No. RAM Re BSGPX — 2006	14.

C.	Alternative Streamlined Procedures. Notwithstanding the foregoing provisions of this Article, the Alternative Streamlined Procedures set forth in section 16 of the Procedures, as modified by sections B3, B4, and B9 through B11 of this Article, shall apply in the event that, in a consolidated proceeding or otherwise, the Party initiating arbitration is seeking payment of a total amount that is no greater than one million dollars ($1,000,000), or the currency equivalent thereof. Sections 16.1, 16.2, 16.3 and the second sentence of section 16.4 of the Alternative Streamlined Procedures shall not apply. The Parties agree to comply with section 6.7 of the Procedures to appoint a single umpire, and hereby designate the umpire list maintained by ARIAS (U.S.) as the list to be used in section 6.7(a).

D.	Hearing Location. The hearing shall be held in Boston, Massachusetts, unless the Parties mutually agree to a different location.

E.	Confirmation. Either Party may apply to a court of competent jurisdiction for an order confirming any award of the Panel; a judgment of that court shall thereupon be entered on any award. If such an order is issued, the Party against whom confirmation is sought shall pay the attorneys’ fees incurred of the Party who applied for the confirmation order and all court costs of any such proceeding.

F.	Equitable Relief from a Court of Law. Nothing herein shall be construed to prevent any participating Party from applying to a court of competent jurisdiction to issue a restraining order or other equitable relief to maintain the “status quo” of the Parties participating in the arbitration pending the decision and award by the Panel.

G.	Consolidated Proceedings.
1.	Same agreement, single Subscribing Reinsurer. Both the Company and any single Subscribing Reinsurer on this Agreement have the right to combine any and all disputes between them that concern this Agreement (including any renewal of this Agreement or any agreement for which this Agreement is a renewal) into a single arbitration proceeding before a single Panel, except that the standard for determining whether a Party may add a new issue, claim, or dispute to an arbitration proceeding shall be the standard for amending a Position statement, as set forth in Paragraph B7 of this Article.

2.	Multiple agreements, single Subscribing Reinsurer. The Company has the right to combine any and all disputes between the Company and a single Subscribing Reinsurer into a single arbitration proceeding before a single Panel where such disputes involve this Agreement and any additional agreements between the two Parties, except that the standard for determining whether a Party may add a new issue, claim, or dispute to an arbitration proceeding shall be the standard for amending a Position statement, as set forth in Paragraph B7 of this Article.

3.	Same agreement, multiple Reinsurers. At the Company’s option, if more than one Subscribing Reinsurer is involved in arbitration relating to this Agreement, where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such Reinsurers shall constitute and act as one Party for purposes of this Article and communications shall be made by the Company to each of the Reinsurers constituting the one Party; provided, however, that the Reinsurers shall have the right to assert several, rather than joint defenses or claims, and to be represented by separate counsel. This provision shall not change the liability of each of the Reinsurers under the terms of this Agreement from several to joint.
H.	Choice of Law. The law set forth in the Governing Law Article shall apply to this Arbitration Article. In addition, to the extent the Panel (or the umpire in an Alternative Streamlined Procedure) looks to applicable law, such Panel or umpire shall apply the law as set forth in the Governing Law Article of this Agreement.
I.	Survival of Article. This Article shall survive the termination or expiration of this Agreement.

Agreement No. RAM Re BSGPX — 2006	15.

ARTICLE XXVI — SPECIAL CONDITIONS
The Company may terminate this Agreement at any time by the giving of 30 days prior notice in writing to the Subscribing Reinsurer upon the happening of any one of the following circumstances:
A.	A State Insurance Department or other legal authority orders the Subscribing Reinsurer to cease writing business; or

B.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

C.	The Subscribing Reinsurer’s policyholders’ surplus has been reduced by 25% of the amount of surplus at the inception of this Agreement; or

D.	The Subscribing Reinsurer has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the Reinsurer’s operations at the inception of this Agreement; or

E.	The Subscribing Reinsurer’s A.M. Best Rating has been assigned or downgraded below A- or Standard and Poor’s Counterparty Credit and Financial Strength rating has been assigned or downgraded below A-.
The coverage afforded by this Agreement shall cease as of the date of termination and the Subscribing Reinsurer shall return the unearned premium, if any. If coverage hereunder terminates while a claim covered by this Agreement is in progress, the Subscribing Reinsurer shall be liable subject to all other conditions hereof for its proportion of the entire claim, provided that the event giving rise to the claim started before such termination.
If the Company elects to terminate this Agreement, the Company shall have the option to commute the Subscribing Reinsurer’s liability for loss(es), whether reported or unreported, comprising the sum total of the present value of the ceded (1) case reserves and allocated loss adjustment expense, (2) projected ultimate losses, (3) any unearned premium reserve, and (4) undiscounted outstanding paid claims (hereinafter the “Commutation Losses”), on Policies covered by this Agreement as of the effective date of termination.
A.	The Company shall submit a statement of valuation showing the elements considered reasonable to establish the Commutation Losses, and the Subscribing Reinsurer shall pay the amount requested. In the event the Company and the Subscribing Reinsurer cannot agree on the statement of valuation of the Subscribing Reinsurer’s liability under such Policies, either party may request in writing that the differences be settled by a panel of three actuaries. Each party shall appoint an actuary to assess such liability within 15 days after receipt of the written request for commutation. Upon such appointment, the two actuaries shall appoint a third actuary. If the two actuaries fail to agree on the third actuary within 30 days of their appointment, each of them shall nominate three individuals, of whom the other shall decline two, and the final decision shall be made by drawing lots. The actuaries shall then investigate and capitalize such Commutation Loss (es) within 30 days. As used herein, “capitalize” shall mean to determine the present value of Commutation Losses, without regard to the Subscribing Reinsurer’s ability to pay such losses. The panel shall meet in Boston Massachusetts, unless the Company and Subscribing Reinsurer agree otherwise.

Agreement No. RAM Re BSGPX — 2006	16.

B.	All actuaries shall be disinterested in the outcome of the commutation and shall be Fellows of the Society of Actuaries/Fellows of the Casualty Actuarial Society. Except as stated below, the expense of the actuaries and of the commutation shall be equally divided between the parties of the commutation.

C.	The decision in writing of the actuaries, when filed with the parties hereto, shall be final and binding, except that if the Company does not agree with the capitalized value of the Commutation Loss(es), the Company shall have no obligation to commute. In the event the Company does not agree with the capitalized value of the Commutation Loss(es) and does not move forward with commutation, the expense of the actuaries [including reasonable expense of the actuary appointed by the Subscribing Reinsurer] will be paid by the Company. If the Agreement is commuted, payment by the Subscribing Reinsurer to the Company or any other third party mutually agreed upon by the Subscribing Reinsurer and the Company shall constitute a complete and final release of the Subscribing Reinsurer in respect to its liability under this Agreement.

Termination under the terms of this Article can be made after the date of expiration of this Agreement.
ARTICLE XXVII — THIRD PARTIES
This Agreement shall not be deemed to give any right or remedy to any third party whatsoever unless said right or remedy is specifically granted to such third party by the terms of this Agreement.
ARTICLE XXVIII — UNAUTHORIZED REINSURANCE
(Applies only to a Subscribing Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.)
As regards Policies or bonds issued by the Company coming within the scope of this Agreement, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered hereunder which it shall be required by law to set up, it will forward to the Subscribing Reinsurer a statement showing the proportion of such reserves which is applicable to the Subscribing Reinsurer. The Subscribing Reinsurer hereby agrees to fund such reserves in respect of unearned premium, known outstanding losses that have been reported to the Subscribing Reinsurer and allocated loss adjustment expense relating thereto, losses and allocated loss adjustment expense paid by the Company but not recovered from the Subscribing Reinsurer, plus reserves for losses incurred but not reported as determined by the Company, as shown in the statement prepared by the Company (hereinafter referred to as “ Subscribing Reinsurer Obligations”) by Letters of Credit unless the method of funding is determined by applicable law, statute, or regulation.
The Subscribing Reinsurer agrees to apply for and secure timely delivery to the Company of clean, irrevocable, and unconditional Letters of Credit issued by a bank that is a qualified U.S. financial institution and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Subscribing Reinsurer’s proportion of said reserves. At the Company’s request, Subscribing Reinsurer will agree to provide separate Letters of Credit for any distinct legal entities within the Company covered under this Agreement. Such Letters of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 60 days prior to any expiration date the issuing bank shall notify the Company by certified mail that the issuing bank elects not to consider the Letters of Credit extended for any additional period.

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The Subscribing Reinsurer and Company agree that the Letters of Credit provided by the Subscribing Reinsurer pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by the Company or any successor, by operation of law, of the Company, including without limitation, any liquidator, rehabilitator, receiver, or conservator of the Company, without diminution because of the insolvency of the Company or the Subscribing Reinsurer for one or more of the following purposes:
A.	To reimburse the Company for the Subscribing Reinsurer’s share of premiums returned to the owners of Policies reinsured under this Agreement because of cancellations of the Policies;

B.	To reimburse the Company for the Subscribing Reinsurer’s share of surrenders and benefits or losses paid by the Company under provisions of the Policies reinsured under this Agreement;

C.	To fund an account with the Company in an amount, at least, equal to the deduction for reinsurance ceded from the Company liabilities for Policies ceded under this Agreement. The account shall include, but not be limited to, amounts for Policy reserves, claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premium reserves; and

D.	To pay any other amounts the Company claims are due under this Agreement.
The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.
At annual intervals or more frequently as agreed, but never more frequently than quarterly, the Company shall prepare a specific statement of the Subscribing Reinsurer’s Obligations, for the sole purpose of amending the Letters of Credit, in the following manner:
A.	If the statement shows that the Subscribing Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Subscribing Reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letters of Credit increasing the amount of credit by the amount of such difference.
B.	If, however, the statement shows that the Subscribing Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within 30 days after receipt of written request from the Subscribing Reinsurer, release such excess credit by agreeing to secure an amendment to the Letters of Credit reducing the amount of credit available by the amount of such excess credit.
ARTICLE XXVIX — SERVICE OF SUIT
(This article applies to unauthorized Reinsurers and to Reinsurers who are domiciled outside the United States of America.)
This Service of Suit Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Agreement.

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In the event of the failure of the Subscribing Reinsurer to pay any amount claimed to be due hereunder, the Subscribing Reinsurer, at the request of the Company, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Subscribing Reinsurer’s right to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any state in the United States. The Subscribing Reinsurer, once the appropriate Court is selected, whether such court is the one originally chosen by the Company and accepted by the Subscribing Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, will comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against any of them upon this Agreement, will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.
Service of process in such suit may be made upon Mendes & Mount, LLP, 750 Seventh Avenue, New York, NY 10019-6829.
The above-named are authorized and directed to accept service of process on behalf of the Subscribing Reinsurer in any such suit. Further, pursuant to any statute of any state, territory, or district of the United States that makes provision therefore, the Subscribing Reinsurer hereby designates the Superintendent, Commissioner, or Director of Insurance, or other officer specified for that purpose in the statute, or their successor(s) in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceedings instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement, and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE XXX — CONFIDENTIALITY CLAUSE
Confidential Information. The submission materials, and any Policy, financial, underwriting, accounting, and claims information, data statements, representations, and other materials provided by the Company and received by the Subscribing Reinsurer in the course of an audit, inspection, or otherwise, represent confidential or proprietary information (“Confidential Information”). This Confidential Information is intended for the sole use of the Subscribing Reinsurer (and its retrocessionaires, respective auditors and legal counsel) as may be necessary in analyzing and/or accepting a participation in and/or executing its responsibilities under or related to this Agreement. Subscribing Reinsurer acknowledges and agrees that with respect to any review of Confidential Information by Subscribing Reinsurer, and/or discussion of Confidential Information, Company does not waive and does not intend to waive any available privilege or protection. The review of Confidential Information by Subscribing Reinsurer and/or discussion of Confidential Information with Company shall not destroy, waive, or otherwise impair the proprietary and/or protected status of any Confidential Information or any information revealed in such discussion with Company personnel, whether reviewed by and/or discussed with Subscribing Reinsurer intentionally or inadvertently, nor does the review of the Confidential Information and/or discussion of Confidential Information with Company constitute an estoppel or waiver of Company’s rights to assert the attorney-client or work-product privileges, or any other applicable privilege or protection, over certain documents contained in the Company files and/or certain information.
The Company and Subscribing Reinsurer agree that no confidentiality obligations will apply to Confidential Information to the extent such Confidential Information: (1) is or becomes available to the public, other than as a result of impermissible disclosure by the Subscribing Reinsurer, (2) was or became available lawfully to Subscribing Reinsurer from a source, other than Company or its personnel, that is not subject to a confidentiality obligation, (3) was developed independently by Subscribing Reinsurer prior to disclosure by Company or its personnel, as demonstrated by Subscribing Reinsurer’s records, or (4) is required to be disclosed by law, regulation, court, or regulatory agency action.

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Subscribing Reinsurer agrees to preserve all confidentiality and privilege pertaining to all Confidential Information provided by Company and all knowledge and information gained through its review of Confidential Information or discussions with Company personnel. Subscribing Reinsurer further agrees not to disclose any such Confidential Information to any other person or entity except as such disclosure may be necessary to its retrocessionaires, accountants, attorneys, or as otherwise required by law. Subscribing Reinsurer agrees that no Confidential Information is to be copied and/or removed from Company’s premises without the express permission of Company.
Non-Public Personally Identifiable Information. Additionally, any disclosure of non-public personally identifiable information shall comply with all state and federal statutes and regulations governing the disclosure of non-public personally identifiable information. “Non-public personally identifiable information” is financial or medical information of or concerning a private person which either has been obtained from sources which are not available to the general public or obtained from the person who is the subject and which information is included in data files exchanged by the parties hereto. For the purposes hereof, the terms shall include data elements such as names and addresses of individuals. Disclosing or using this information for any purpose beyond the scope of this Agreement, or beyond the exceptions set forth above, is expressly forbidden without the prior consent of the Company.
Third-Party Demand. Should Subscribing Reinsurer receive a third-party demand pursuant to subpoena, summons, or court or governmental order, to disclose Confidential Information (including Non-public personally identifiable information) that has been provided by the Company, the Subscribing Reinsurer shall make commercially reasonable efforts to notify the Company promptly upon receipt of the demand and prior to disclosure of the Confidential Information and provide the Company a reasonable opportunity to object to the disclosure. If the Company timely objects to the release of the Confidential Information, the Subscribing Reinsurer will comply with the reasonable requests of the Company in connection with the Company’s efforts to resist release of the Confidential Information. The Company shall bear the cost of resisting the release of the Confidential Information.
Survival. The parties agree that the obligations contained in this Article shall survive the expiration or termination of this Agreement.
ARTICLE XXXI — AMENDMENTS
This Agreement may be amended by mutual consent of the parties expressed in an addendum; and such addendum, when executed by both parties, shall be deemed to be an integral part of this Agreement and binding on the parties hereto.
ARTICLE XXXII — SEVERABILITY
If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulations, or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction.
ARTICLE XXXIII — INTEREST PENALTY
The interest amounts provided for in this Article shall apply to the Subscribing Reinsurer or to the Company in the following circumstances:

Agreement No. RAM Re BSGPX — 2006	20.

A.	If a loss payment owed by the Subscribing Reinsurer to the Company is not received within 45 calendar days following the date of presentation to the Subscribing Reinsurer of information necessary to approve payment of the claim, and/or

B.	If any premium payment owed by the Company to the Subscribing Reinsurer is not received within 45 calendar days following the date on which payment is due, and/or

C.	If any premium adjustment, agreed by either party to the other, is not received within 150 calendar days following the expiry or anniversary of this Agreement, and/or

D.	If any return of premiums, commissions, profit sharing, or any amounts not provided in paragraphs A, B, and C above, are not received in accordance with the date specified in this Agreement or if no date is specified, within 90 calendar days following the date the debtor party received the billing.
Failure by the Subscribing Reinsurer or Company to comply with their respective payment obligations within the time periods as herein provided shall, as of that date, be subject to an interest payment computed by multiplying the amount due by a variable rate consisting of the U.S. Prime Rate as published in the Eastern Edition of The Wall Street Journal on the first day of the calendar month in which the amount became past due, plus 2%. The variable rate shall be adjusted monthly thereafter to equal the U.S. Prime Rate as published in the Eastern Edition of The Wall Street Journal on the first day of each successive month during which the amount due remains unpaid, plus 2%. The product shall then be multiplied by 1/365 for each day after the due date that the amount due and the interest amount remain unpaid. Any interest that occurs pursuant to this Article shall be calculated by the party to which it is owed.
The validity of any claim or payment may be contested under the provisions of this Agreement. If the debtor party prevails in an arbitration or any other proceeding with respect to the amounts in dispute, there shall be no interest penalty due. If the creditor party wholly or partially prevails on any of the amounts in dispute, the interest penalty shall be awarded as outlined above. Such interest penalty shall be calculated from the date the monies were due and owing to the date of resolution of the arbitration or proceeding, and shall be payable as of the date of resolution of the arbitration or proceeding.
If a Subscribing Reinsurer advances the entire or partial payment of any claim it is contesting, and wholly or partially prevails in the contest, the Company shall promptly return the applicable amount of such payment. The arbitrator(s) hearing such dispute shall determine if interest shall be added to the amount returned by the Company.
Any interest owing pursuant to this Article may be waived by the party to which it is owed. Further, any interest calculated pursuant to this Article that is $100 or less shall be waived. Any waiver of any interest pursuant to this paragraph, however, shall not affect the waiving party’s right to claim and/or pursue interest for any other failure by the other party to make payment when due under this Article.
ARTICLE XXXIV — ASSIGNMENT
This Agreement shall be binding upon and inure to the benefit of the Company and the Subscribing Reinsurer and their respective successors and assigns provided, however, that this Agreement may not be assigned by either the Company or the Subscribing Reinsurer without the prior written consent of the other. In the event of any assignment, the assignor shall remain liable.

Agreement No. RAM Re BSGPX — 2006	21.

ARTICLE XXXV — ENTIRE AGREEMENT
This Agreement shall constitute the entire agreement between the Company and the Subscribing Reinsurer with respect to the subject matter of this Agreement and shall supersede all prior understandings, negotiations and discussions, whether oral or written, by or between the Company and the Subscribing Reinsurer related to the subject matter hereof. There are no general or specific warranties, representations or other agreements by or among the Company and the Subscribing Reinsurer in connection with entering into this Agreement except as specifically set forth in this Agreement. Notwithstanding the foregoing, this Agreement may be amended or modified only by a writing signed by both the Company and the Subscribing Reinsurer.

Agreement No. RAM Re BSGPX — 2006	22.

EXHIBIT A
FIRST EXCESS OF LOSS
IS ATTACHED TO AND
FORMS PART OF
REINSURANCE AGREEMENT No. RAM Re BSGPX — 2006

EXHIBIT A — FIRST EXCESS OF LOSS

SECTION	SUBJECT	PAGE

1	LIMIT AND RETENTION	A-1

2	REINSTATEMENT	A-1

3	REINSURANCE PREMIUM	A-1

EXHIBIT A — FIRST EXCESS OF LOSS
SECTION 1 — LIMIT AND RETENTION (amounts shown are in terms of Ultimate Net Loss)
All States other than Multi-State Business
As respects one or more than one Line of Business covered under this Agreement, the Company shall retain the first $2,000,000 of Ultimate Net Loss as respects each risk in any one Loss Occurrence. The Reinsurer shall then be liable for the amount by which the Company’s Ultimate Net Loss exceeds the Company’s retention of $2,000,000, but the liability of the Reinsurer shall never exceed $3,000,000 each risk any one Loss Occurrence, nor shall the Reinsurer’s liability from all risks in each Loss Occurrence exceed $9,000,000.
SECTION 2 — REINSTATEMENT
It is understood and agreed that each claim hereunder reduces the amount of indemnity from the time of occurrence of the loss by the sum paid, but any amount so exhausted is hereby reinstated from the time the Loss Occurrence commences without payment of additional premium.
SECTION 3 — REINSURANCE PREMIUM

SEP LOB	Rate
CMPP	1.642%
Other CL Property	0.747%

A-1

EXHIBIT B
SECOND EXCESS OF LOSS
IS ATTACHED TO AND
FORMS PART OF
REINSURANCE AGREEMENT No. RAM Re BSGPX — 2006

EXHIBIT B — SECOND EXCESS OF LOSS

SECTION	SUBJECT	PAGE

1	LIMIT AND RETENTION	B-1

2	REINSTATEMENT	B-1

3	REINSURANCE PREMIUM	B-1

EXHIBIT B — SECOND EXCESS OF LOSS
SECTION 1 — LIMIT AND RETENTION (amounts shown are in terms of Ultimate Net Loss)
All States other than Multi-State Business
As respects one or more than one Line of Business covered under this Agreement, the Company shall retain the first $5,000,000 of Ultimate Net Loss as respects each risk in any one Loss Occurrence. The Reinsurer shall then be liable for the amount by which the Company’s Ultimate Net Loss exceeds the Company’s retention of $5,000,000, but the liability of the Reinsurer shall never exceed $5,000,000 each risk any one Loss Occurrence, nor shall the Reinsurer’s liability from all risks in each Loss Occurrence exceed $10,000,000.
SECTION 2 — REINSTATEMENT
A.	It is understood and agreed that each claim hereunder reduces the amount of indemnity from the time of occurrence of the loss by the sum paid, but any amount so exhausted is hereby reinstated from the time the Loss Occurrence commences without payment of additional premium.

B.	The first reinstatement is provided at no additional premium.

C.	For each subsequent reinstatement, the Company agrees to pay an additional premium calculated pro rata of the annual premium hereon, being pro rata only as to the fraction of the limit of liability of this Agreement (i.e., the fraction of 100% of $5,00,000 so reinstated and 100% as to term.)

D.	Notwithstanding the foregoing, the Reinsurer’s liability hereunder shall be limited to an aggregate of $25,000,000, each Agreement Year. The term “Agreement year” shall mean each consecutive twelve month period commencing January 1 and ending December 31.
SECTION 3 — REINSURANCE PREMIUM

SEP LOB	Rate
CMPP	0.674%
Other CL Property	0.307%

B-1

Appendix A
Definition of Profit Centers:
For purposes of Article I or any Articles, wherever the word Profit Centers is used, the Profit Centers are defined to include the following Profit Centers of Liberty Mutual Agency Markets (LMAM).

Business Produced
By Agents Resident
Profit Center	Legal Entities Used By Profit Center	in the Following State
America First Insurance:	America First Insurance Co.	AK, LA, OK, TX
	America First Lloyd’s Insurance Co.	AK, LA, OK, TX
	Peerless Insurance Co.	AK, LA, OK, TX

	Liberty County Mutual Insurance Co.	For business classified as LMAM and produced by this Profit Center only

	Business Solutions Group*	(Multi-State Business **)
	Peerless Indemnity Insurance Co.	(Multi-State Business **)
	The Netherlands Insurance Co.	(Multi-State Business **)

Business Solutions Group:	Liberty Mutual Insurance Co. Liberty Mutual Fire Insurance Co. LM Insurance Corp. Liberty Mutual Insurance Corp. The First Liberty Insurance Corp. Liberty County Mutual Insurance Co.	All states other than multi-state business in the other Profit Centers

Colorado Casualty:	Colorado Casualty Insurance Co.	AZ, CO, NM, NV, WY, UT
	Golden Eagle Insurance Corp.	AZ, CO, NM, NV, WY, UT
	One Beacon Insurance Co. Cession to Peerless Insurance Co.	AZ, CO, NM, NV, WY, UT

	Business Solutions Group *	(Multi-State Business**)
	Peerless Indemnity Insurance Co.	(Multi-State Business**)
	The Netherlands Insurance Co.	(Multi-State Business**)

Golden Eagle Insurance:	Golden Eagle Insurance Corp.	CA
	One Beacon Insurance Co. Cession to Peerless Insurance Co.	CA
	Peerless Insurance Co.	CA

	Business Solutions Group*	(Multi-State Business**)
	Peerless Indemnity Insurance Co.	(Multi-State Business**)
	The Netherlands Insurance Co.	(Multi-State Business**)

Hawkeye-Security Insurance:	Hawkeye-Security Insurance Co.	IA, KS, MN, MO, NE, ND, SD, WI
	Consolidated Insurance Co.	IA, KS, MN, MO, NE, ND, SD, WI

Definition of Profit Centers Continued;

Business Produced
By Agents Resident
Profit Center	Legal Entities Used By Profit Center	in the Following States
Hawkeye-Security Insurance Continued:
	Indiana Insurance Co.	IA, KS, MN, MO, NE, ND, SD, WI
	One Beacon Insurance Co. Cession to Peerless Insurance Co.	IA, KS, MN, MO, NE, ND, SD, WI
	Peerless Insurance Co.	IA, KS, MN, MO, NE, ND, SD, WI
	The Midwestern Indemnity Co.	IA, KS, MN, MO, NE, ND, SD, WI

	Business Solutions Group *	(Multi-State Business**)
	Peerless Indemnity Insurance Co.	(Multi-State Business**)
	The Netherlands Insurance Co.	(Multi-State Business**)

Indiana Insurance:	Indiana Insurance Co.	IL, IN, KY, MI, OH, TN
	Consolidated Insurance Co.	IL, IN, KY, MI, OH, TN
	Mid-American Fire and Casualty Co.	IL, IN, KY, MI, OH, TN
	One Beacon Insurance Co. Cession to Peerless Insurance Co.	IL, IN, KY, MI, OH, TN
	Peerless Insurance Co.	IL, IN, KY, MI, OH, TN
	The Midwestern Indemnity Co.	IL, IN, KY, Ml, OH, TN
	Globe American Casualty Co.	All States
	National Insurance Association	All States

	Business Solutions Group *	(Multi-State Business**)
	Peerless Indemnity Insurance Co.	(Multi-State Business**)
	The Netherlands Insurance Co.	(Multi-State Business**)

Liberty Northwest Insurance:	Liberty Northwest Insurance Corp.	All States
	North Pacific Insurance Company	All States
	Oregon Automobile Insurance Co.	All States

	Business Solutions Group*	(Multi-State Business**)

Montgomery Insurance:	Montgomery Mutual Insurance Co.	AL, DC, DE, FL, GA, MD, MS, NC, SC, VA, WV
	Colorado Casualty Insurance Co.	AL, DC, DE, FL, GA, MD, MS, NC, SC, VA, WV
	Excelsior Insurance Co.	AL, DC, DE, FL, GA, MD, MS, NC, SC, VA, WV
	One Beacon Insurance Co. Cession to Peerless Insurance Co.	AL, DC, DE, FL, GA, MD, MS, NC, SC, VA, WV
	Peerless Insurance Co.	AL, DC, DE, FL, GA, MD, MS, NC, SC, VA, WV
	The Midwestern Indemnity Co.	AL, DC, DE, FL, GA, MD, MS, NC, SC, VA, WV

Definition of Profit Centers Continued;

Business Produced
By Agents Resident
Profit Center	Legal Entities Used By Profit Center	in the Following States
Montgomery Insurance Continued:
	Business Solutions Group *	(Multi-State Business**)
	Peerless Indemnity Insurance Co.	(Multi-State Business**)
	The Netherlands Insurance Co.	(Multi-State Business**)

Peerless Insurance	Peerless Insurance Co.	CT, MA, ME, NH, NJ, NY, PA, RI, VT
	Excelsior Insurance Co.	CT, MA, ME, NH, NJ, NY, PA, RI, VT
	Indiana Insurance Co.	CT, MA, ME, NH, NJ, NY, PA, RI, VT

	One Beacon Insurance Co. Cessions to Peerless Insurance Co.	CT, MA, ME, NH, NJ, NY, PA, RI, VT
	Merchants and Business Men’s Mutual Insurance Co.	For business classified as LMAM and produced by this Profit Center only

	Business Solutions Group *	(Multi-State Business**)
	Peerless Indemnity Insurance Co.	(Multi-State Business**)
	The Netherlands Insurance Co.	(Multi-State Business**)

Summit:	Bridgefield Casualty Insurance Co. Bridgefield Employers Insurance Co.	AH states, for WC and Employers Liability business, classified as LMAM and produced by this Profit Center only

	Business Solutions Group*	(Multi-State Business **)

*	Business Solutions Group consists of; Liberty Mutual Insurance Co., Liberty Mutual Fire Insurance Co., LM Insurance Corp., Liberty Insurance Corp., The First Liberty Insurance Corp., and Liberty County Mutual Insurance Co.

**	Agent responsible for the risk resides in the profit center but the risk is located in multiple states both in and outside states assigned to the Profit Center.

SUPPLEMENT TO THE ATTACHMENTS
DEFINITION OF IDENTIFICATION TERMS USED WITHIN THE ATTACHMENTS
A.	Wherever the term “Company” or “Reinsured” or “Reassured” or whatever other term is used to designate the reinsured company or companies within the various attachments to the reinsurance agreement, the term shall be understood to mean Company or Reinsured or Reassured or whatever other term is used in the attached reinsurance agreement to designate the reinsured company or companies.

B.	Wherever the term “Agreement” or “Agreement” or “Policy” or whatever other term is used to designate the attached reinsurance agreement within the various attachments to the reinsurance agreement, the term shall be understood to mean Agreement or Agreement or Policy or whatever other term is used to designate the attached reinsurance agreement.

C.	Wherever the term “Reinsurer” or “Reinsurers” or “Underwriters” or whatever other term is used to designate the reinsurer or reinsurers in the various attachments to the reinsurance agreement, the term shall be understood to mean Reinsurer or Reinsurers or Underwriters or whatever other term is used to designate the reinsuring company or companies.
INSOLVENCY FUNDS EXCLUSION CLAUSE
This Agreement excludes all liability of the Company arising by Agreement, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund or from reimbursement of any person for any such liability, “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by any person of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

POOLS, ASSOCIATIONS & SYNDICATES EXCLUSION CLAUSE
Section A:
Excluding:
(1)	All business derived directly or indirectly from any Pool, Association or Syndicate which maintains its own reinsurance facilities.

(2)	Any Pool or Scheme (whether voluntary or mandatory) formed after March 1,1968 for the purpose of insuring property whether on a country-wide basis or in respect of designated areas. This exclusion shall not apply to so-called Automobile Insurance Plans or other Pools formed to provide coverage for Automobile Physical Damage.
Section B:
It is agreed that business written by the Company for the same perils, which is known at the time to be insured by, or in excess of underlying amounts placed in the following Pools, Associations or Syndicates, whether by way of insurance or reinsurance, is excluded hereunder:
Any Pool, Association or Syndicate formed for the purpose of writing Oil, Gas or Petro-Chemical Plants and/or Oil or Gas Drilling Rigs, United States Aircraft Insurance Group, Canadian Aircraft Insurance Group, Global Aerospace.
Section B does not apply:
(1)	Where the Total Insured Value over all interests of the risk in question is less than $250,000,000.

(2)	To interests traditionally underwritten as Inland Marine and/or Stock and/or Contents written on a Blanket basis.

(3)	To Contingent Business Interruption, except when the Company is aware that the key location is known at the time to be insured in any Pool, Association or Syndicate named above, other than as provided for under Section B(1).

(4)	To risks as follows:

Offices, Hotels, Apartments, Hospitals, Educational Establishments, Public Utilities (other than Railroad Schedules) and Builder’s Risks on the classes of risks specified in this subsection (4) only.
TOTAL INSURED VALUE EXCLUSION CLAUSE

It is the mutual intention of the parties to exclude risks, other than Offices, Hotels, Apartments, Hospitals, Educational Establishments, Public Utilities (except Railroad schedules) and Builders Risk on the above classes where, at the time of the cession, the Total Insured Value over all interests exceeds $500,000,000. However, the Company shall be protected hereunder, subject to the other terms and conditions of this Agreement, if subsequently to cession being made the Company becomes acquainted with the true facts of the case and discovers that the mutual intention has been inadvertently breached, the Company shall at the first opportunity, and certainly by next anniversary of the original policy, exclude the risk in question.
It is agreed that this mutual intention does not apply to Contingent Business Interruption or to interest traditionally underwritten as Inland Marine or to Stock and/or Contents written on a blanket basis except where the Company is aware that the Total Insured Value of $500,000,000 is already exceeded for buildings, machinery, equipment and direct use and occupancy at the key location.
It is understood and agreed that this Clause shall not apply hereunder where the Company writes 100% of the risk.
Notwithstanding anything contained herein to the contrary, it is the mutual intention of the parties in respect of bridges and tunnels to exclude such risks where the Total Insured Value over all interests exceeds $500,000,000.

NUCLEAR INCIDENT EXCLUSION CLAUSE — PHYSICAL DAMAGE — REINSURANCE — U.S.A.
N.M.A. 1119
1.	This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph 1. of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:
I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and critical facilities as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of spent nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph 2. III. above using substantial quantities of radioactive isotopes or other products of nuclear fission.
3.	Without in any way restricting the operation of paragraphs 1. and 2. of this Clause, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith, except that this paragraph 3. shall not operate:
(a)	where the Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where the said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after 1st January, 1960, this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.
4.	Without in any way restricting the operation of paragraphs 1., 2. and 3. of this Clause, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given to it by the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:
(a)	substantial quantities, and

(b)	the extent of installation, plant or site.
NOTE: — Without in any way restricting the operation of paragraph 1. hereof, it is understood and agreed that
(a)	all policies issued by the Reassured on or before 31st December, 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December, 1960 whichever first occurs whereupon all the provisions of this Clause shall apply,

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before 31st December, 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December, 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.
N.M.A. 1119

NUCLEAR INCIDENT EXCLUSION CLAUSE — PHYSICAL DAMAGE — REINSURANCE — CANADA
N.M.A. 1980
1.	This Agreement does not cover any loss or liability accruing to the Company directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph 1. of this clause, this Agreement does not cover any loss or liability accruing to the Company, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:
a.	Nuclear reactor power plants including all auxiliary property on the site, or

b.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and critical facilities as such, or

c.	Installations for fabricating complete fuel elements or for processing substantial quantities of prescribed substances, and for reprocessing, salvaging, chemically separating, storing or disposing of spent nuclear fuel or waste materials, or

d.	Installations other than those listed in c. above using substantial quantities of radioactive isotopes or other products of nuclear fission.
3.	Without in any way restricting the operation of paragraphs 1. and 2, of this clause, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Company, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith, except that this paragraph 3. shall not operate:
a.	where the Company does not have knowledge of such nuclear reactor power plant or nuclear installation, or

b.	where the said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused.
4.	Without in any way restricting the operation of paragraphs 1., 2. and 3. of this clause, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Company, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	This clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Company to be the primary hazard.

6.	The term “prescribed substances” shall have the meaning given to it by the Atomic Energy Control Act R.S.C. 1974 or by any law amendatory thereof.

7.	Company to be sole judge of what constitutes:
a.	substantial quantities, and

b.	the extent of installation, plant or site.

8.	Without in any way restricting the operation of paragraphs 1., 2., 3. and 4. of this clause, this Agreement does not cover any loss or liability accruing to the Company, directly or indirectly, and whether as Insurer or Reinsurer, caused by any nuclear incident as defined in The Nuclear Liability Act, nuclear explosion or contamination by radioactive material.
NOTE:	Without in any way restricting the operation of paragraphs 1., 2., 3. and 4. of this clause, paragraph 8. of this clause shall apply to all original Agreements of the Company whether new, renewal or replacement which become effective on or after December 31, 1984.
N.M.A. 1980

NUCLEAR INCIDENT EXCLUSION CLAUSE — REINSURANCE — NO. 4
1.	This Reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2.	Without in any way restricting the operations of Nuclear Incident Exclusion Clauses, — Liability, — Physical Damage, — Boiler and Machinery and paragraph 1. of this Clause, it is understood and agreed that for all purposes of the reinsurance assumed by the Reinsurer from the Reinsured, all original insurance policies or Agreements of the Reinsured (new, renewal and replacement) shall be deemed to include the applicable existing Nuclear Clause and/or Nuclear Exclusion Clause(s) in effect at the time and any subsequent revisions thereto as agreed upon and approved by the Insurance Industry and/or a qualified Advisory or Rating Bureau.

TERRORISM EXCLUSION CLAUSE (LM-02300-2005.06.27-A)
This Agreement does not apply to and specifically excludes terrorism-related losses as follows:
A.	For risks located in the United States of America, its territories and possessions, and at the premises of any United States mission as such terms are intended to apply under the terms of the Terrorism Risk Insurance Act of 2002, as it may be amended from time-to-time:

1.	“Insured Losses” resulting, directly or indirectly, from a “Certified Act of Terrorism” under the terms of the Terrorism Risk Insurance Act of 2002 as it may be amended from time- to-time.

2.	Loss or damage, directly or indirectly, arising out of or in connection with nuclear, chemical, biological, or radiological explosion, pollution, or contamination resulting from any Other Act of Terrorism. Notwithstanding the foregoing, this Agreement shall extend to cover insured physical loss or damage, excluding all time-element coverages and extensions, incurred as a direct and immediate consequence of an Other Act of Terrorism employing any non-nuclear weapon or device designed to disperse chemical, biological, or radiological contaminants; but, no coverage shall be afforded for any ensuing chemical, biological, or radiological contamination or pollution resulting from an Other Act of Terrorism employing such weapon or device.
“Other Act of Terrorism” as used in this subparagraph A.2. above shall mean any violent act or act that is dangerous to human life, property, or infrastructure that results in physical loss or damage that is committed by an individual or individuals acting on behalf of any person or interest as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States government by coercion, which is not a “Certified Act of Terrorism” under the terms of TRIA.
B.	For risks located within the United Kingdom, this Agreement shall not cover:

1.	Loss, destruction, or damage in Great Britain (being England, Wales, and Scotland) occasioned by or happening through or as a direct or indirect consequence of an Act of Terrorism.

2.	Loss, destruction, or damage in Northern Ireland within the meaning of the Northern Ireland (Emergency Provisions) Act 1973 or successors thereof.
In the event of an occurrence giving rise to a loss or losses payable by the Company not being certified by Her Majesty’s government or Her Majesty’s Treasury or any successor relevant Authority to have been an Act of Terrorism and solely by reason thereof the Company is unable to recover such loss or losses in whole or in part from Pool Reinsurance Company Limited, the Reinsurers accept that this subparagraph B.1. above does not apply to such loss or losses.
For the purpose of this paragraph B:
“Act of Terrorism” means an act of persons acting on behalf of or in connection with any organization that carries out activities directed towards the overthrowing or influencing by force or violence of Her Majesty’s government in the United Kingdom.
This paragraph B shall not, however, apply to goods in transit or goods in temporary storage while in transit.

Notwithstanding the foregoing, this paragraph B excludes loss or damage directly or indirectly arising out of or in connection with nuclear, chemical, biological, or radiological explosion, pollution, or contamination resulting from any Act of Terrorism. This Agreement shall extend, however, to cover insured physical loss or damage, excluding all time-element coverages and extensions, incurred as a direct and immediate consequence of an Act of Terrorism employing any non-nuclear weapon or device designed to disperse chemical, biological, or radiological contaminants; but, no coverage shall be afforded for any ensuing chemical, biological, or radiological contamination or pollution resulting from an Act of Terrorism employing such weapon or device.
C.	For risks located in all other sovereignties not subject to paragraphs A or B above:
Loss or damage, directly or indirectly, caused by, contributed to by, resulting from, or arising out of or in connection with any Act of Terrorism, as defined in this paragraph C, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.
For the purpose of this paragraph C:
“Act of Terrorism” shall mean any violent act or act that is dangerous to human life, property, or infrastructure that results in physical loss or damage that is committed by an individual or individuals acting on behalf of any person or interest as part of an effort to coerce the civilian population of any nation or to influence the policy or affect the conduct of the government of any such sovereign nation by coercion.
Where an occurrence falling within the definition of Act of Terrorism in this paragraph C, involving risks insured or reinsured in Consorcio, Gareat, Extremus, the Australian Terrorism Pool {or any similar scheme formed during the term of this Agreement) gives rise to a loss or losses payable by the Company and such occurrence is not certified by the individual authority acting respectively for Consorcio, Gareat, Extremus, the Australian Terrorism Pool (or any similar scheme formed during the term of this Agreement) having responsibility to make such judgment, or any successor authority, as an Act of Terrorism, the reinsurers accept that this exclusion does not apply to such loss(es).
Notwithstanding the foregoing, this paragraph C excludes loss or damage, directly or indirectly, arising out of or in connection with nuclear, chemical, biological, or radiological explosion, pollution, or contamination resulting from any Act of Terrorism. This Agreement shall extend, however, to cover insured physical loss or damage, excluding all time-element coverages and extensions, incurred as a direct and immediate consequence of an Act of Terrorism employing any non-nuclear weapon or device designed to disperse chemical, biological, or radiological contaminants; but, no coverage shall be afforded for any ensuing chemical, biological, or radiological contamination or pollution resulting from an Act of Terrorism employing such weapon or device.